As filed with the Securities and Exchange Commission on November 10, 2015

Registration No. 333- _____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	47-0587703
(State or other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

13710 FNB Parkway, Suite 400, Omaha, NE 68154

(Address of Principal Executive Offices) (ZIP Code)

BALLANTYNE STRONG, INC., 2010 LONG-TERM INCENTIVE PLAN (as amended and restated)

(Full title of the plan)

NATHAN D. LEGBAND

SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

BALLANTYNE STRONG, INC.

13710 FNB PARKWAY, SUITE 400

OMAHA, NE 68154

(Name and address of agent for service)

(402) 453-4444

(Telephone number, including area code, of agent for service)

Copy to:

ALLISON M. HARDY

STINSON LEONARD STREET LLP

1299 FARNAM STREET, SUITE 1500

OMAHA, NE 68102

(402) 930-1720

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]		Accelerated filer	[X]

Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee (2)
Common Stock	1,000,000	$4.45	$4,450,000.00	$448.12

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the average high and low prices reported on the NYSE MKT LLC on November 5, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E by Ballantyne Strong, Inc. (the “Company” or the “Registrant”) to register an additional 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), which are available for issuance under the Ballantyne Strong, Inc. 2010 Long-Term Incentive Plan (as amended and restated) (the “Plan”).

The Registrant currently has an effective registration statement filed on Form S-8 relating to the Plan (File No. 333-169115), filed August 30, 2010, which registration statement is hereby incorporated by reference, including all documents incorporated by reference or deemed incorporated by reference thereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 6, 2015;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(3)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 1-13906) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c) 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of the filing of such documents.

For purposes of this registration statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this registration statement or the related prospectus.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the .. . . [person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant’s Certificate of Incorporation, as amended, provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Registrant’s Bylaws, as amended, provide that the Registrant shall indemnify to the fullest extent authorized by law each person against expense, liability and loss reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director or an officer of the corporation or was serving at the request of the corporation as a director, officer, employee or agent or another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan of the corporation.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

SIGNATURES

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on November 10, 2015.

BALLANTYNE STRONG, INC.

By:	/s/ D. Kyle Cerminara
D. Kyle Cerminara
Executive Chairman

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of the Registrant’s Executive Chairman and Chief Financial Officer (currently D. Kyle Cerminara and Nathan D. Legband, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Senior Vice President, Chief Financial)
/s/ Nathan D. Legband	Officer and Treasurer (Principal Financial	November 10, 2015
Nathan D. Legband	Officer and Principal Accounting Officer)

/s/ D. Kyle Cerminara	Executive Chairman of the Board of	November 10, 2015
D. Kyle Cerminara	Directors (Principal Executive Officer)

/s/ Samuel C. Freitag	Director	November 10, 2015
Samuel C. Freitag

/s/ William J. Gerber	Director	November 10, 2015
William J. Gerber

/s/ Charles T. Lanktree	Director	November 10, 2015
Charles T. Lanktree

/s/ Marc E. LeBaron	Director	November 10, 2015
Marc E. LeBaron

/s/ Robert J. Roschman	Director	November 10, 2015
Robert J. Roschman

/s/ James C. Shay	Director	November 10, 2015
James C. Shay

EXHIBIT INDEX

Exhibit Number	Exhibit Index

4.1	Certificate of Incorporation of Ballantyne of Omaha, Inc. (incorporated by reference to Exhibit 3.1 to the Company Registration Statement on Form S-8 filed December 7, 2006)

4.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 to the Company Registration Statement on Form S-8 filed December 7, 2006)

4.3	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1.2 to the Company Registration Statement on Form S-8 filed December 7, 2006)

4.4	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1.3 to the Company Registration Statement on Form S-8 filed December 7, 2006)

4.5

Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1.4 to the Company Quarterly Report on Form 10-Q for the period ended May 31, 2009, filed on August 7, 2009)

4.6	Certificate of Designations for Ballantyne Strong, Inc. Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company Current Report on Form 8-K filed on November 6, 2014)

4.7	Certificate of Elimination of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company Report on Form 8-K filed on May 1, 2015)

4.8	Ballantyne of Omaha, Inc. Bylaws (incorporated by reference to Exhibit 3.2 to the Company Annual Report on Form 10-K for the year ended December 31, 2007, filed on April 1, 2008)

4.9	First Amendment to Bylaws of Ballantyne of Omaha, Inc. (incorporated by reference to Exhibit 3.2.1 to the Company Annual Report on Form 10-K for the year ended December 31, 2007, filed on April 1, 2008)

4.10	Second Amendment to Bylaws of Ballantyne of Omaha, Inc. (incorporated by reference to Exhibit 3.2.2 to the Company Annual Report on Form 10-K for the year ended December 31, 2007, filed on April 1, 2008)

4.11	Third Amendment to Bylaws of Ballantyne of Omaha, Inc. (incorporated by reference to Exhibit 3.2.3 to the Company Annual Report on Form 10-K for the year ended December 31, 2007, filed on April 1, 2008)

4.12	Fourth Amendment to Bylaws of Ballantyne of Omaha, Inc. (incorporated by reference to Exhibit 3.2.4 to the Company Annual Report on Form 10-K for the year ended December 31, 2007, filed on April 1, 2008)

4.13

Fifth Amendment to Bylaws of Ballantyne Strong, Inc. dated May 2, 2012 (incorporated by reference to Exhibit 4.11 to the Company Registration Statement on Form S-8 filed May 16, 2014 (File No. 196019))

5	Opinion of Stinson Leonard Street LLP

23.1	Consent of KPMG LLP

23.2	Consent of Stinson Leonard Street LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page hereto)

99	Ballantyne Strong, Inc., 2010 Long-Term Incentive Plan (as amended and restated) (incorporated by reference to Exhibit 10.1 to the Company Current Report on Form 8-K filed on May 20, 2014)